MORGAN STANLEY HIGH INCOME ADVANTAGE TRUST

Item 77E			Legal Proceedings


	 On August 29, 2001, a purported class action was filed on behalf of investors in
Morgan Stanley High Income Advantage Trust III alleging that the Trust, its investment
advisor and certain of its officers violated the Investment Company Act of 1940 by
deviating from a fundamental investment restriction by purportedly investing over 25% of its assets in a single industry. The Trust, its investment advisor and officers believe the suit to be without merit and intend to vigorously contest the action.